UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2026

Rush Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-20797 (Commission File Number)	74-1733016 (IRS Employer Identification No.)

555 IH-35 South, Suite 500 New Braunfels, Texas (Address of principal executive offices)		78130 (Zip Code)

Registrant’s telephone number, including area code: (830) 302-5200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	RUSHA	Nasdaq Global Select Market
Class B Common Stock, par value $0.01 per share	RUSHB	Nasdaq Global Select Market
Class A Common Stock, par value $0.01 per share	RUSHA	Nasdaq Texas, LLC
Class B Common Stock, par value $0.01 per share	RUSHB	Nasdaq Texas, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On July 23, 2026, Rush Enterprises, Inc. (the “Company”) issued a press release announcing that it has entered into an agreement with MCT Companies, one of the largest Carrier Transicold dealers in the United States, to form a new joint venture entity that will operate MCT Companies’ network of 17 truck, trailer and rail refrigeration and auxiliary power unit dealerships and 3 mobile service locations in California, Nebraska, Kansas, North Carolina, South Carolina and Virginia. The name of the entity will be MCT Holdings, LLC. Under the terms of the agreement, which is subject to customary closing conditions, the Company will purchase 50% of the equity in the joint venture entity for approximately $47.5 million. The purchase price does not include any of MCT Companies’ real estate, which will continue to be leased from an affiliate of MCT Companies by the joint venture entity. The Company does not intend to consolidate the joint venture as part of its Truck Segment or any other operating segment for financial reporting purposes.

A copy of the press release announcing the joint venture is attached to this report as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

99.1	Rush Enterprises, Inc. press release dated July 23, 2026.
104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

Dated: July 23, 2026	By:	/s/ Michael Goldstone
Michael Goldstone
Senior Vice President, General Counsel and
Corporate Secretary